Exhibit 10.1

INVESTMENT AGREEMENT

by and among

CONNECTURE, INC.

and

EACH OF THE INVESTORS LISTED ON THE SIGNATURE PAGES HERETO

Dated as of March 10, 2017

i

Exhibits

Form of Series B Certificate of Designations	Exhibit A
Form of Series B Investor Rights Agreement	Exhibit B

ii

THIS INVESTMENT AGREEMENT (this “Agreement”) is entered into as of March 10, 2017, among Connecture, Inc., a Delaware corporation (the “Company”), and the investors set forth on the signature pages hereto under the heading “FP Investors” (together with their successors, each an “FP Investor,” and collectively, the “FP Investors”) and Chrysalis Ventures II, L.P. (“Chrysalis,” and together with the FP Investors, the “Investors” and each an “Investor”).

WHEREAS, concurrently with the investment pursuant to this Agreement, the Company and the lenders under the Amended and Restated Credit Agreement between Wells Fargo Bank, National Association, the lenders party thereto, and the Company and DestinationRX, Inc. as borrowers, dated as of June 8, 2016, as amended (the “Credit Agreement”), are entering into an amendment pursuant to which the lenders consent to the Transactions and make certain additional modifications to the Credit Agreement as set forth therein (“Credit Agreement Amendment”).

WHEREAS, the Company desires to issue, sell and deliver to the Investors, and the Investors severally desire to purchase and acquire from the Company, pursuant to the terms and subject to the conditions set forth in this Agreement, an aggregate of 17,500 shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), having the powers, preferences and rights, and the qualifications, limitations and restrictions, as set forth in the form of Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company pursuant to the Company’s Certificate of Incorporation attached hereto as Exhibit A (the “Series B Certificate of Designations”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I
Definitions

Section 1.01Definitions. As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of any of the Investors or any of their respective Affiliates, and (ii) portfolio companies in which an Investor or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of the Investor or the Investor’s Affiliates. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Affiliate Arrangements” means any Contracts (excluding employment agreements with officers entered into in the ordinary course of business) between the Company, on the one hand, and any director, officer or stockholder (in each case, in his, her or its capacity as such) of the Company or its Affiliates, on the other hand, which is currently in effect.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended and restated from time to time.

“Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended by the Series A Certificate of Designations and as may be further amended and restated from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Charter Documents” means the Certificate of Incorporation and Bylaws.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Leased Real Property” means all right, title and interest of the Company and its Subsidiaries to any leasehold interests in any material real property, together with all buildings, structures, improvements and fixtures thereon.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other plan, program, contract, arrangement, agreement or policy relating to stock options, stock purchases, other equity-based compensation, bonus, incentive, deferred compensation, employment, severance, retention, change in control, termination, fringe benefits, disability, medical, life, paid time off, relocation, or other benefits or compensation, in each case sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liabilities.

“Company Stock Plans” means the Company’s 2010 Stock Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan, in each case as amended from time to time.

“Conversion Shares” means (i) the Common Stock issuable upon the conversion or exchange of the Preferred Shares, including any increase in the stated value of the Preferred Shares pursuant to the issuance of dividends in accordance with the Series B Certificate of Designations (the “PIK Dividends”) and (ii) any Common Stock issuable as a dividend on the Preferred Shares (including the PIK Dividends, if any).

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any federal, state, local or foreign Law or Judgment relating to pollution or protection of the environment; natural resources; or, to the extent relating to exposure to hazardous or toxic substances, human health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which, together with the Company or any of its Subsidiaries, would at any relevant time be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” means any federal, state or local, domestic or foreign governmental or regulatory (including any stock exchange) authority, agency, court, commission, or other entity or self-regulatory organization.

“Guarantee” means any guarantee, letter of credit, surety bond (including any performance bond), credit support agreement or other assurance of payment.

“Indebtedness” means, with respect to any Person, without duplication, the principal of, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other Liabilities in respect of (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person which are, or would be required under GAAP to be, recorded on the balance sheet of such Person with respect to a lease, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all Guarantees and arrangements having the economic effect of a Guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives, and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, (ix) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities), and (x) all obligations of the type referred to in the foregoing clauses secured by any Lien on any property or asset.

“Intellectual Property” means any and all intellectual property rights in the following, in any and all countries: (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), utility models, industrial designs and inventions, and all applications and registrations therefor, (ii) trademarks, service marks, brand names, certification marks, collective marks, and other indicia of origin, and all applications, registrations and renewals therefor, together with the goodwill associated with any of the foregoing, (iii) copyrights, applications and registrations therefor and renewals, extensions, restorations and reversions thereof, (iv) software, including source code, executable code, firmware and all documentation related to any of the foregoing, (v) internet domain names, and (vi) trade secrets, know-how and other proprietary information.

“Judgment” means any judgment, injunction, order or decree of any Governmental Entity.

“Knowledge” means, with respect to the Company, the actual knowledge as of the date hereof of Jeffery Surges, Vincent Estrada and David Sockel after due inquiry of the direct reports of such individuals.

“Liabilities” means, collectively, all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

“Liens” means any pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature.

“Material Adverse Effect” means any circumstance, development, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, results of operations, assets, Liabilities or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: any effect, change, event or occurrence that results from or arises in connection with (A) changes in or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (C) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any of the foregoing, (D) natural disaster, (E) any change in GAAP (or authoritative interpretation thereof), including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board or applicable Law, (F) any change resulting or arising from the execution and delivery of this Agreement or the public announcement of the Transactions, (G) any decline in the market price, or change in trading volume, of the capital stock of the Company or (H) any failure to meet any internal or public projections guidance or estimates (it being understood that the exceptions in clauses (G) and (H) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is a Material Adverse Effect); provided that the exceptions in clauses (A), (B), (C) and (D) above shall not apply to the extent such circumstance, development, effect, change, event, occurrence or state of facts has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, or (2) the ability of the Company and its Subsidiaries to timely consummate the Transactions or to perform their respective material obligations under the Related Documents.

“Materials of Concern” means any waste, substance or material that is classified, regulated, defined or designated under Environmental Law as radioactive, explosive, highly flammable, hazardous or toxic or as a contaminant or a pollutant, or for which liability or standards of conduct may be imposed, including petroleum products, byproducts and distillates, heavy metals (such as lead and cadmium), ozone-depleting substances, chlorinated solvents, polychlorinated biphenyls, friable asbestos, toxic mold and anti-microbial agents, nanoparticles, nanomaterials, microbeads and microplastics.

“NASDAQ” means the Nasdaq Global Market and its successors.

“Option” means an unexercised option to purchase shares of Common Stock granted under a Company Stock Plan or otherwise.

“Participant” means any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.

“Performance RSU” means a restricted stock unit in respect of shares of Common Stock that is subject to performance-based vesting or forfeiture conditions (whether granted under a Company Stock Plan or otherwise).

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (iv) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to Indebtedness outstanding on the date hereof, (v) non-exclusive licenses granted to third parties in the ordinary course of business by the Company or any of its Subsidiaries, (vi) transfer restrictions imposed by applicable securities or other Law, (vii) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, would not reasonably be expected to materially impair the use and operation of the applicable real property to which they relate in the conduct of the business of the Company and its Subsidiaries as currently conducted, (viii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such real property, (ix) Liens placed by any developer, landlord, owner or other third party on real property over which the Company or any of its Subsidiaries has leasehold or easement rights and subordination, non-disturbance or similar agreements relating thereto, (x) Liens created by or through the actions of the Investor or any of its Affiliates, and (xi) such other Liens that are not material in amount or do not materially detract from the value of or materially impair the use of the property affected by such Lien.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Related Documents” means the Series B Certificate of Designations, the Series B Investor Rights Agreement and any other agreements between or among the Company, the Investors and any of their respective Affiliates entered into to give effect to the transactions contemplated by this Agreement.

“Related Investment Funds” means (a) any current or potential investment funds, co-investment funds, successor investment funds and other investment vehicles and managed accounts under direct or indirect common management, governance or control and other similar investment management relationships with, the Investors or their respective Affiliates and (b) current or potential limited partners or members of each Person described in clause (a).

“Representative” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“Restricted Share” means a share of Common Stock that is subject to vesting or forfeiture conditions (whether time-based or performance-based and whether granted under a Company Stock Plan or otherwise).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, having the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, as specified in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company pursuant to the Company’s Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on April 29, 2016 (the “Series A Certificate of Designations”).

“Series A Investor Rights Agreement” means the investor rights agreement between the Company and the holders of Series A Preferred Stock, dated as of May 2, 2016.

“Series A Transaction Documents” means, collectively, (a) that certain Investment Agreement dated as of March 11, 2016, among the Company and the investors party thereto (the “Series A Investment Agreement”), and (b) the Related Agreements (as defined in the Series A Investment Agreement).

“Series B Investor Rights Agreement” means the investor rights agreement between the Company and the Investors in the form attached hereto as Exhibit B.

“Service-Based RSU” means a restricted stock unit in respect of shares of Common Stock that is solely subject to service-based vesting or forfeiture conditions (whether granted under a Company Stock Plan or otherwise).

“Stock Appreciation Right” means an unexercised stock appreciation right in respect of shares of Common Stock (whether granted under a Company Stock Plan or otherwise).

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement and the Related Documents.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

(a)In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	3.07
Agreement	Preamble
Anticorruption Laws	3.24
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Capitalization Date	3.02(a)
Closing	2.02(a)
Closing Date	2.02(a)

Term	Section
Company	Preamble
Company Disclosure Letter	Article III
Company Fundamental Representations	6.03(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Contract	3.03(b)
FCPA	3.24
Filed SEC Documents	Article III
FP Investor	Preamble
Government Official	3.24
HIPAA	3.27
IRS	4.11
Investor	Preamble
Laws	3.08
Material Contracts	3.15(a)
Money Laundering Laws	3.26
Non-Recourse Party	7.03
Permits	3.08
Preferred Shares	2.01
Series B Certificate of Designations	Recitals
Series B Preferred Stock	Recitals
Purchase	2.01
Purchase Price	2.01
Tax	3.09(j)
Tax Return	3.09(j)

Article II
Purchase and Sale

Section 2.01Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Investors shall severally purchase and acquire from the Company an aggregate of 17,500 shares of Series B Preferred Stock (the “Preferred Shares”), and the Company shall issue, sell and deliver to each Investor, the Preferred Shares set forth opposite such Investor’s name on Section 2.01 of the Company Disclosure Letter, for a purchase price per Preferred Share equal to $1,000 and an aggregate purchase price of $17,500,000 (the “Purchase Price”). The purchase of the Preferred Shares pursuant to this Section 2.01 is referred to as the “Purchase.”

Section 2.02Closing.  The closing of the Purchase (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 3330 Hillview Avenue, Palo Alto, CA 94304, on the date hereof, or at such other place, time and date as shall be agreed between the Company and the Investor. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to occur and be effective as of 12:01 a.m., New York City time, on the Closing Date.

(a)At the Closing, to effect the purchase and sale of the Preferred Shares, (i) the Investors shall pay to the Company, by wire transfer to a bank account designated in writing by the Company at least two Business Days prior to the Closing Date, in immediately available funds, the Purchase Price, (ii) the Company shall deliver to the Investors evidence of the Preferred Shares in book entry, (iii) the Company shall make the filing described in Section 6.01(b), and (iv) each of the Company and the Investors shall execute and deliver to the other the Series B Investor Rights Agreement.

Article III
Representations and Warranties of the Company

The Company represents and warrants to each Investor as of the date hereof and as of the Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investors on the date hereof (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure only with respect to and shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits (including those incorporated by reference and publicly available)) filed with, or furnished to, the SEC and publicly available on or after March 15, 2016, and before the date hereof (the “Filed SEC Documents”), other than any disclosures set forth in the “Risk Factors” or forward-looking statement sections of such Filed SEC Documents and any other disclosures included therein to the extent they are predictive or forward-looking in nature; provided that this clause (B) shall not apply to the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.06, Section 3.17, Section 3.18, Section 3.19, Section 3.20 and Section 3.21.

Section 3.01Organization; Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents (as amended to the date hereof) are included in the Filed SEC Documents.

(a)Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed, qualified to do business and in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.02Capitalization.  The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, 52,000 shares of which are designated as Series A Convertible Preferred Stock, par value $0.001 per share, and 17,500 shares of which will be designated as Series B Convertible Preferred Stock, par value $0.001 per share, as of the Closing. At the close of business on March 1, 2017 (the “Capitalization Date”), (i) 22,584,540 shares of Common Stock were issued and outstanding (including no Restricted Shares),

(ii) 106,477 shares of Common Stock were held by the Company in its treasury, (iii) 2,086,967 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (iv) 2,366,278 shares of Common Stock were subject to outstanding Options, (v) no shares of Common Stock were subject to outstanding Stock Appreciation Rights, (vi) 388,893 shares of Common Stock were subject to outstanding Service-Based RSUs, (vii) 355,000 shares of Common Stock were subject to outstanding Performance RSUs (assuming that applicable performance goals have been attained at maximum levels), (viii) 52,000 shares of Series A Preferred Stock were issued and outstanding and (ix) no shares of Series B Preferred Stock were issued or outstanding. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon, other than in connection with the vesting, settlement or exercise of the Options, Service-Based RSUs and Performance RSUs referred to above that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(a)Except as described in Section 3.02(a), as of the Capitalization Date, there were no (i) outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) outstanding options, warrants, stock appreciation rights, phantom stock rights, rights or other commitments or agreements to acquire from the Company or any Subsidiary, or that obligate the Company or any Subsidiary to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) obligations of the Company or any Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) or (v) other obligations by the Company or any of its Subsidiaries to make any payments or provide any economic value based on the price or value of any Company Securities or dividends paid thereon. Except with respect to the Company Stock Plans and the Series A Transaction Documents, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Other than as set forth in Section 3.02(b) of the Company Disclosure Letter or pursuant to the Series A Transaction Documents, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Preferred Shares and the Conversion Shares will be, when issued, duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws, and such shares will not be issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right, and will be free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable state securities Laws. The Preferred Shares and the Conversion Shares, if and when issued, will have the terms and conditions and entitle the holders thereof to the rights set forth in the Company Charter Documents, as amended by the Series B Certificate of Designations. The shares of Common Stock issuable upon conversion of the Preferred Shares have been duly reserved for issuance.

(b)All of the outstanding shares of capital stock of, or other equity or voting interests in, each material Subsidiary of the Company (except for directors’ qualifying shares or the like)

are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens, except for Permitted Liens. Each outstanding share of capital stock of each material Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and, except as set forth in the Transaction Documents and the Series A Transaction Documents, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any material Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company.

Section 3.03Authority; Noncontravention.

(a)The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Related Documents, and the consummation by it of the Transactions, have been duly authorized and approved by the Board, and, except for filing the Series B Certificate of Designations with the Secretary of State of the State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Related Documents and the consummation by it of the Transactions. This Agreement has been, and the Related Documents will be on the Closing Date, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the Investors, this Agreement constitutes, and the Related Documents will on the Closing Date constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)Neither the execution and delivery of this Agreement nor any of the Related Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) any similar organizational documents of any of the Company’s Subsidiaries or (ii) (x) violate or constitute a default (or constitute an event that, with notice or lapse of time or both, would constitute a violation or default) under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement, arrangement or understanding (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate any obligations or rights under or give a right of termination of (whether or not with notice, lapse of time or both) any such Contract, (y) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any of its Subsidiaries or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c)The Board, at a meeting duly called and held, adopted resolutions approving and declaring advisable and in the best interests of the Company and its stockholders the Transactions and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn.

(d)No vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries is required under the rules and regulations of the SEC, the DGCL or NASDAQ to approve the Transactions and the consummation thereof.

Section 3.04Governmental Approvals. Except for (a) the filing with the SEC of such current reports and other documents, if any, required to be filed with the SEC under the Exchange Act or Securities Act in connection with the Transactions, (b) compliance with the rules and regulations of NASDAQ, and (c) the filing of the Series B Certificate of Designations with the Secretary of State of the State of Delaware pursuant to the DGCL, no consent or approval of, or filing with, license from, permit or authorization of, declaration of or registration with, any Governmental Entity or any stock market or stock exchange on which shares of Common Stock are listed for trading are necessary for the execution and delivery of this Agreement and the Related Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such consents, approvals, filings, licenses, permits, authorizations, declarations or registrations the failure of which to obtain, make or give would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05Company SEC Documents; Undisclosed Liabilities.

(a)The Company has filed or furnished, as applicable, with the SEC, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed or furnished, as applicable, by the Company with the SEC pursuant to the Securities Act or the Exchange Act since December 31, 2015 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted, or will have omitted, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) the Company is eligible to file a Registration Statement on Form S-3, (ii) none of the Company’s Subsidiaries is required to file any documents with the SEC, (iii) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and (iv) to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act, (B) 18 U.S.C. § 1350 (Section 906 of the Sarbanes–Oxley Act) or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents is accurate and complete, and complies as to form and content with all applicable Laws.

(b)The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year‑end adjustments), (iii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods covered thereby (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X), and (iv) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries (except as may be indicated in the notes thereto).

(c)Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of September 30, 2016 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(d)The Company has established and maintains, and at all times since December 11,  2014, has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Since December 31, 2015, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiency” or “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Company is, and has been at all times since December 11, 2014, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of NASDAQ, and has not received any notice asserting any non-compliance with the listing requirements of NASDAQ.

(e)The Company’s auditor has at all times since December 11, 2014, been (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes–Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation SX under the Exchange Act; and (iii) to the Company’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All nonaudit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes–Oxley Act were so approved.

Section 3.06Absence of Certain Changes. Since January 1, 2016, (a) through the date hereof, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, (b) there has not been any Material Adverse Effect or any circumstance, developments, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (c) through the date hereof, the Company has not taken any of the following actions (except as provided in the Series A Transaction Documents):

(i) established a record date for, declares, set aside for payment or made payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(ii) redeemed, repurchased or otherwise acquired any of the Company’s capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests of the Company or any of its Subsidiaries, other than repurchases of capital stock in the ordinary course of business pursuant to any Company Plan (or agreement thereunder) in effect as of the date hereof;

(iii) amended the Company Charter Documents (other than filing the Series B Certificate of Designations as provided hereunder), the committee charters of the committees of the Board or any corporate governance policy of the Company pertaining to members of the Board;

(iv) authorized, issued, split, combined, subdivided or reclassified any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, or other equity or voting interests of the Company other than (A) the authorization and issuance of the Preferred Stock in accordance with this Agreement and the Series B Certificate of Designations and any Conversion Shares and (B) issuances of capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of the Company to any Participant in the ordinary course of business pursuant to any Company Plan (or agreement thereunder) in effect as of the date hereof;

(v) changed any of the methods of accounting, accounting practices or policies in any material respect of the Company or any of its Subsidiaries, other than such changes as required by GAAP or a Governmental Entity;

(vi) entered into any Contract between the Company or its Subsidiaries, on the one hand, and any of the Company’s directors (including director nominees or candidates), officers or stockholders (in their capacity as such), on the other hand, including any stockholder agreement, investor rights agreement, board representation or board nomination agreement or any similar Contract, other than, in the case of officers, in the ordinary course of business consistent with past practice in connection with such officer’s employment or take or omit to take any other action that could reasonably be expected to result in a modification to the composition of the Board, grant any consent rights with respect to any actions by the Company or its Subsidiaries to any stockholder or that otherwise would reasonably be expected to limit, alter or modify in any material respect the rights that the Investor is expected to have following the Closing under the Series B Investor Rights Agreement and the Series B Certificate of Designations;

(vii) merged or consolidated the Company or any of its Subsidiaries with any Person;

(viii) (A) filed, or consented by answer or otherwise to the filing against the Company or any of its Subsidiaries of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency, reorganization, moratorium or other similar Law of any jurisdiction, (B) made an assignment for the benefit of the creditors of the Company or any of its Subsidiaries, (C) consented to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any of its Subsidiaries or with respect to any substantial part of its or their property, (D) dissolved, liquidated or wound up the Company or (E) taken any corporate action for the purpose of any of the foregoing;

(ix) taken any action for which consent of any of the Investors would have been required (A) pursuant to Section 2.06 of the Series B Investor Rights Agreement had the Series B Investor

Rights Agreement been in effect as of the date hereof or (B) pursuant to the Series B Certificate of Designations had the Series B Certificate of Designations been in effect as of the date hereof;

(x) (A) acquired, in a single transaction or a series of related transactions, any business or Person, by merger or consolidation, purchase of assets, properties, claims or rights or equity interests, or by any other manner, for an aggregate purchase price (when taken together with all such acquisitions) in excess of $1,000,000, or (B) divested, in a single transaction or a series of related transactions, any assets, properties, claims or rights or equity interests for an aggregate sales price (when taken together with all such divestitures) in excess of $1,000,000; provided that acquisitions or dispositions of goods, products or services in the ordinary course of business shall not constitute acquisitions or divestitures for purposes of this clause (ix);

(xi) taken any action that causes, or would reasonably be expected to cause, the Common Stock to cease to be eligible for listing on NASDAQ; or

(xii) agreed, authorized, resolved or recommended, whether in writing or otherwise, to do, or taken any action reasonably likely to lead to or result in, any of the foregoing.

Section 3.07Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, arbitration, claim, charge, audit, action or, to the Knowledge of the Company, investigation (an “Action”) against the Company or any of its Subsidiaries, or (b) outstanding order, Judgment, injunction, ruling, writ or decree of any Governmental Entity imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Entity.

Section 3.08Compliance with Laws; Permits. The Company and each of its Subsidiaries are, and since January 1, 2015, have been, in compliance with all foreign, state, federal and local laws, statutes, common laws, ordinances, acts, codes, rules, regulations, orders, executive orders, judgments, injunctions, penalties, fines, writs, decrees, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees and orders of Governmental Entities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, in each case except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.09Tax Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(a)The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, complete and accurate.

(b)All Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c)All amounts of Taxes required to be withheld by the Company or any of its Subsidiaries have been duly withheld and remitted to the appropriate taxing authority as required by applicable Law.

(d)The Company has not received written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries, and no audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries are pending or in progress.

(e)There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f)None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring in the prior two years that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(g)No deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been specifically identified in the Filed SEC Documents and adequately reserved against in accordance with GAAP.

(h)Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(i)Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011‑4(b)(2).

(j)For purposes of this Agreement: (x) “Tax” shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any interest or penalty, imposed by any Governmental Entity, and (y) “Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.10Employee Benefits.

(a)Except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) each Company Plan has been established, maintained, funded and administered in accordance with terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, (ii) each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination letter from the Internal Revenue Service, (iii) neither the Company nor any of its Subsidiaries has any Liabilities to provide post-termination health or life insurance benefits other than as required by Section 4980B of the Code, (iv) none of the Company, any of its Subsidiaries or any ERISA Affiliate has any Liability with respect to any plan that is or was subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan” within the meaning of Section 3(37) of ERISA, and (v) no Company Plan has any unfunded or underfunded Liabilities.

(b)The execution, delivery and performance of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, result in (i) an increase in the amount of compensation or benefits payable to any Participant, (ii) any entitlements for any Participant to severance, termination, change in control or similar pay or benefits, (iii) the acceleration of the vesting or timing of the payment of any compensation or benefits payable to or in respect of any Participant or (iv) any increased or accelerated funding obligation with respect to any Company Plan. No payment or benefit provided to any Participant as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement and the consummation of the Transactions, would constitute an “excess parachute payment” for purposes of Section 280G of the Code. Neither the Company nor any of its Affiliates is party to an agreement with a Participant that provides for any “gross up” payment for taxes pursuant to Sections 4999 or 409A of the Code.

Section 3.11Labor Matters. Except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or Contract with any labor organization, (b) with respect to its employees, to the Knowledge of the Company and each of its Subsidiaries, there have not been any ongoing or threatened union organizational activities since January 1, 2015, (c) there are not currently and, since January 1, 2015, have not been any labor strikes, slowdowns, work stoppages, pickets, lockouts or other material labor disputes with respect to the employees of the Company or any of its Subsidiaries, (d) the Company and its Subsidiaries are, and since January 1, 2015, have been, in compliance with all applicable Laws governing or concerning labor relations and employment, and (e) to the Knowledge of the Company and each of its Subsidiaries, no employee layoff, facility closure or similar reduction in force is currently contemplated, planned or announced.

Section 3.12Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (a) each of the Company and its Subsidiaries is, and since January 1, 2015, has been, in compliance with all applicable Environmental Laws, (b) each of the Company and its Subsidiaries has obtained and, since January 1, 2015, has been in compliance with, all Permits required under Environmental Laws for the occupancy of their respective owned or leased real property and operation of their respective businesses as currently occupied and conducted, (c) there is no suit, claim, action or proceeding under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has received any unresolved written notice alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Laws, (e) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for the disposal of, transported, handled, exposed any Person to or released any Material of Concern, or owned or operated any facility or property contaminated by any Material of Concern, so as to give rise to any liabilities pursuant to any Environmental Law, including conducting, funding or reimbursing another Person for environmental remedial activities pursuant to any Environmental Law at material cost to the Company or its Subsidiaries.

Section 3.13Intellectual Property.

(a)Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company or its Subsidiaries exclusively own all Intellectual Property registrations and applications filed in their names that have not expired or have not been abandoned and (ii) the Company and its Subsidiaries own, or have sufficient rights to use, all other Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b)Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) no claims are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company and its Subsidiaries infringes, violates or misappropriates the Intellectual Property of any Person, (ii) no claims are pending or threatened by the Company or any of its Subsidiaries against any Person alleging any infringement, violation or misappropriation of the Intellectual Property owned by the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not infringed and does not infringe the Intellectual Property of any Person, (iv) to the Knowledge of the Company, no Person is infringing any Intellectual Property owned by the Company or its Subsidiaries, and (v) there have been no material breaches of the security of the Company’s or its Subsidiaries’ computer software, websites and systems (including the confidential data transmitted thereby or stored therein).

(c)To the extent that software included in the Intellectual Property of the Company and its Subsidiaries that is distributed by the Company or its Subsidiaries uses, incorporates or has embedded in it any source, object or other software code subject to an “open source,” “copyleft” or other similar types of license terms (including, without limitation, any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like), the Company has used its commercially reasonable efforts to ensure that such software is not used, produced or distributed in a way that requires, or conditions the distribution of any such software on, (i) the disclosure of any source code included in such Intellectual Property or (ii) the unlimited distribution of any software included in such Intellectual Property without charge.

(d)The Company and its Subsidiaries take commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and the security of their material computer software, websites and systems (including the confidential data transmitted thereby or stored therein), including implementing a policy requiring employees and contractors who are reasonably expected to receive access to trade secrets to sign nondisclosure agreements and all employees who develop material Intellectual Property for the Company or its Subsidiaries to execute written agreements assigning all rights to such Intellectual Property to the Company or its Subsidiaries.

Section 3.14Property. Neither the Company nor any of its Subsidiaries owns any real property. The Company or one of its Subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens) and to the Knowledge of the Company, none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting any Company Lease, which default continues on the date hereof. The Company or its Subsidiaries have good and marketable title to all of its or their personal properties (whether tangible or intangible), rights and assets, free and clear of all Liens in all material respects other than Permitted Liens.

Section 3.15Contracts.

(a)Section 3.15 of the Company Disclosure Letter lists each of the following written contracts and agreements (other than any lease of Company Leased Real Property and contracts and agreements relating to Intellectual Property) to which the Company or any of its Subsidiaries is a party that is in effect as of the date of this Agreement (each such Contract or arrangement, together with any such contracts or arrangements entered into after the date hereof, collectively being “Material Contracts”):

(i)  any joint venture, partnership or strategic alliance contract or investment agreement, in each case related to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any of its Subsidiaries owns any partial interest and that is material to the business of the Company and its Subsidiaries, taken as a whole, other than revenue sharing agreements entered into in the ordinary course of business;

(ii)  any settlement, conciliation or similar contract which would require the Company or any of its Subsidiaries to pay consideration of more than $2,000,000 (after taking into consideration any insurance proceeds available to the Company or any of its Subsidiary, as applicable, in respect thereof) or to satisfy any material non-monetary obligations, in each case after the date of this Agreement;

(iii)  any contract that contains any covenant limiting, to a degree that is material to the Company or any of its Subsidiaries, the ability of the Company or any of its Subsidiaries, as applicable, to engage in any line of business or compete with any Person, in each case in any geographic area (excluding any contracts entered into with distributors or suppliers in the ordinary course of business);

(iv)  (A) for the acquisition, directly or indirectly (by merger or otherwise) of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $2,000,000 and that has not closed prior to the date hereof or pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than indemnification obligations with respect to current or former directors and officers), “earn-out” or other similar contingent payment obligations that are reasonably expected to exceed $2,000,000 in the aggregate after the date hereof or (B) gives any Person the right to acquire any assets of the Company or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date hereof with a total consideration of more than $2,000,000; and

(v)  all Affiliate Arrangements.

(b)(i) Each Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of their respective properties or assets is bound (other than the Company Plans) is valid, binding and enforceable on the Company and any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, is in compliance in all material respects with all Material Contracts and has performed in all material respects all obligations required to be performed by it under each Material Contract, (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, and (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract.

Section 3.16Insurance. (a) Neither the Company nor any of its Subsidiaries is in material default under any material insurance policy of the Company, (b) all material claims made thereunder have been properly and timely filed, and (c) no written notice of cancellation or termination of coverage has been received by the Company or its Subsidiaries with respect to any such material insurance policy, other than in connection with ordinary renewals. Each material insurance policy of the Company is in full force and effect and is the valid and binding obligation of the Company or its applicable Subsidiary named as the insured therein, subject, as to enforceability, to the Bankruptcy and Equity Exception.

Section 3.17Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.07, the offer, sale and issuance of the Preferred Shares pursuant to this Agreement and the conversion of the Preferred Shares into Common Stock are exempt from the registration requirements and prospectus delivery requirements of the Securities Act and the blue sky laws of the various states. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of or to investors with respect to offers or sales of the Preferred Shares, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Preferred Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Preferred Shares under this Agreement to be integrated with other offerings by the Company.

Section 3.18No Broker. Except for fees payable to Raymond James (which fees are payable by the Company), no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by, or on behalf of, the Company or any of its Subsidiaries.

Section 3.19Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NASDAQ, and the Company has taken no action designed to (or which, to the Knowledge of the Company, is reasonably likely to) have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from NASDAQ, nor has the Company received, as of the date hereof, any notification that the SEC or NASDAQ is contemplating terminating such registration or listing.

Section 3.20Investment Company Act. The Company is not, and immediately after receipt of payment for the Preferred Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.21No Rights Agreement. The Company is not party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and no takeover statutes currently in effect in any jurisdiction in which the Company operates are applicable.

Section 3.22Certain Business Relationships with Affiliates. Other than the Transactions and except as set forth in Section 3.22 of the Company Disclosure Letter or in the Filed SEC Documents, none of the officers, directors or stockholders of the Company is presently a party to any transaction, agreement or arrangement with the Company (other than for services as officers and directors entered into in the ordinary course of business) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.23Privacy and Data Protection. The Company and its Subsidiaries have operated their businesses in a manner compliant in all material respects with applicable privacy and data protection laws and regulations and contractual obligations applicable to the Company’s and its Subsidiaries’ collection, handling, storage, processing, use, transmission, disclosure and securing of their and their customers’ data. The Company and its Subsidiaries have policies and procedures in place designed to ensure the integrity and security of the data collected, handled, stored, processed, used, transmitted or disclosed in connection with the delivery of their product offerings. The Company and its Subsidiaries comply with, have reasonable policies and procedures in place designed to ensure privacy and data protection laws are complied with and take appropriate steps which are reasonably designed to assure compliance in all material respects with, such policies and procedures. Such policies and procedures comply in all material respects with all laws and regulations applicable to the Company and/or its Subsidiaries as well as all contractual obligations applicable to the Company and/or its Subsidiaries. The Company and its Subsidiaries have required and do require all third parties to which they provide any confidential, sensitive or protected data to maintain the privacy and security of such data, including by contractually requiring such third parties to protect such data from unauthorized access by and/or disclosure to any unauthorized third parties. Neither the Company nor its Subsidiaries have experienced any security incident that has materially compromised the privacy and/or security of any data. Neither the Company nor its Subsidiaries have experienced any failure or substandard performance of any information technology, information security, database or other computer system which has resulted in any material disruption to the business of the Company or its Subsidiaries.

Section 3.24Illegal Payments; FCPA Violations. During the past five (5) years, none of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) in violation of any Anticorruption Law, paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any payment or gift given to any person acting in an official capacity for any Governmental Entity, to any political party or official thereof, or to any candidate for political office (each, a “Government Official”) with the purpose of (w) influencing any act or decision of such Government Official in his official capacity; (x) inducing such Government Official to perform or omit to perform any activity related to his legal duties; (y) securing any improper advantage; or (z) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or its Affiliates in obtaining or retaining business for or with, or in directing business to, the Company or its Affiliates; (ii) made any illegal contribution to any political party or candidate; (iii) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose; (iv) taken any action that would violate the U.S. Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010 or any other applicable anti-bribery or anti-corruption law under any applicable jurisdictions (collectively, “Anticorruption Laws”); or (v) paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any bribe, kickback or other similar payment or gift to any supplier or customer in violation of an Anticorruption Law. The Company has not received any notice alleging any such violations or conducted any internal investigation with respect to any actual, potential or alleged violation of Anticorruption Laws.

Section 3.25Economic Sanctions. The Company and its Subsidiaries are not in contravention of and, during the past five (5) years, have not engaged in any conduct sanctionable under U.S. economic sanctions laws, including laws administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act, the Iran Freedom and Counter-Proliferation Act of 2012, and any executive order issued pursuant to any of the foregoing.

Section 3.26Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and, during the past five years, have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no Action by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 3.27Compliance with Healthcare Laws. The Company and its Subsidiaries, taken as a whole, (i) are in compliance in all material respects with all legal requirements (including applicable Laws of any Governmental Entity) relating to the provision, administration and/or payment for insurance, insurance-related and healthcare-related products, services or functions in the conduct of their respective businesses, including, but not limited to, (A) applicable federal and state insurance and insurance marketing legal requirements, including applicable Medicare, Medicaid and CHIP statutory or rule requirements; (B) applicable federal and state health insurance exchange (including Federally Facilitated Marketplace and State Partnership Marketplace) statutory or rule requirements; (C) the Patient Protection and Affordable Care Act (Pub. L. No. 111-48) and Health Care and Education Reconciliation Act (Pub. L. No. 111-152) and regulations promulgated thereunder relating to the provision of insurance and market exchanges; (D) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and regulations promulgated thereunder (collectively, “HIPAA”); (E) applicable legal requirements concerning the privacy and/or security of personal data of or concerning an individual (including “protected health information” as that term is defined under HIPAA), including, where applicable, state data breach notification legal requirements, except where the non-compliance with such laws, acts, regulations and other requirements would not, reasonably be expected to have a Material Adverse Effect, (ii) possess all material certificates, authorizations, licenses, permits or other approvals required of them under the foregoing laws to conduct their respective businesses, and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, license, permit or approval that, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, and (iii) have not received notice from any governmental or regulatory authority of potential or actual material non-compliance by, or liability of, the Company or any of its Subsidiaries under the foregoing laws, except where doing so would not violate applicable law or regulations or would not reasonably be expected to have a Material Adverse Effect.

Section 3.28No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV hereof and such representations and warranties set forth in the other Transaction Documents, the Company hereby acknowledges that neither the Investors nor any of their respective Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Investors or any of their respective Affiliates, as applicable, or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives. The Company, on behalf of itself and on behalf of its Subsidiaries and Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

Article IV
Representations and Warranties of the Investors

Each Investor severally represents and warrants to the Company:

Section 4.01Organization and Authority. The Investor is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all requisite corporate, limited liability company or other power and authority to carry on its business as presently conducted.

Section 4.02Authorization; Enforceability. The Investor has all requisite corporate, limited liability company or other power and authority to execute and deliver this Agreement and the

Series B Investor Rights Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the Series B Investor Rights Agreement by the Investor and the consummation of the Transactions, and compliance with the provisions of this Agreement and the Series B Investor Rights Agreement, by the Investor have been duly authorized by all necessary corporate, limited liability company or other action on the part of the Investor. This Agreement has been and, as of the Closing, the Series B Investor Rights Agreement will be, duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

Section 4.03No Conflict. The execution and delivery by the Investor of this Agreement and, as of the Closing, the Series B Investor Rights Agreement do not and will not, and the consummation of the Transactions and compliance with the provisions of this Agreement and the Series B Investor Rights Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any right or benefit on the part of any third party under, or result in the creation of any Lien upon any of the properties or assets of the Investor under (i) the organizational or governing documents of the Investor or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.04 are obtained prior to the Closing Date and the filings referred to in Section 4.04 are made, (A) any term, condition or provision of any Contract to which the Investor or any of its Affiliates is a party or by which any of its properties or assets are bound and that is material to the business of the Investor and its Affiliates, taken as a whole, (B) any Law that is material to the Investor and its Affiliates, taken as a whole, or (C) any Judgment, permit, concession, grant or franchise, in each case, applicable to the Investor or any of its Affiliates or any of its properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the Transactions.

Section 4.04Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the rules and regulations of NASDAQ, and (c) the filing by the Company of the Series B Certificate of Designations with the Secretary of State of the State of Delaware pursuant to the DGCL, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, be material to the Investor’s ability to consummate the Transactions.

Section 4.05Financing. The Investor currently has capital commitments sufficient to, and at the Closing will have available funds necessary to, consummate the Purchase and pay its portion of the Purchase Price on the terms and conditions contemplated by this Agreement.

Section 4.06No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by or on behalf of the Investor or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Investors or reimbursed by the Company as described in Section 5.05.

Section 4.07Purchase for Investment. The Investor acknowledges that the Preferred Shares will not have been registered under the Securities Act or under any state or other applicable securities laws. The Investor (a) acknowledges that it is acquiring the Preferred Shares (and the Conversion Shares) pursuant to an exemption from registration under the Securities Act solely for investment and for the Investor’s own account, not as nominee or agent, and with no present intention or view to distribute any of the Preferred Shares (or the Conversion Shares) to any Person in violation of the Securities Act, (b) will not sell or otherwise dispose of any of the Preferred Shares or the Conversion Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable state securities laws, (c) is knowledgeable, sophisticated and experienced in financial and business matters, has previously invested in securities similar to the Preferred Shares and the Conversion Shares, fully understands the limitations on transfer and the restrictions on sales of such Preferred Shares and Conversion Shares, and is able to bear the economic risk of its investment and afford the complete loss of such investment, (d) (i) has such knowledge and experience in financial and business matters and in investments of this type, that it is capable of evaluating the merits and risks of its investment in the Preferred Shares and the Conversion Shares and of making an informed investment decision, (ii) has conducted an independent review and analysis of the business and affairs of the Company and its Subsidiaries that it considers sufficient and reasonable for purposes of making its investment in the Preferred Shares and the Conversion Shares and (iii) based thereon and on its own knowledge, has formed an independent judgment concerning the advisability of the Transactions, (e) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and (f) is not a broker–dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.

Section 4.08No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III and such representations and warranties set forth in the other Transaction Documents, the Investor hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its Representatives or any information developed by the Investor or any of its Representatives. The Investor, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

Section 4.09Arm’s Length Transaction. The Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Transactions. Additionally, without limiting the representations and warranties of the Company in Article III, the Investor (a) is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, (b) has consulted with its own advisors concerning such matters and (c) shall be responsible for making its own independent investigation and appraisal of the Transactions.

Section 4.10Private Placement Consideration. The Investor understands and acknowledges that (a) its representations and warranties contained herein are being relied upon by the Company as a basis for availing itself of such exemption and other exemptions under the securities Laws of all applicable states and for other purposes, (b) no U.S. state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Preferred Shares or any recommendation or endorsement thereof and (c) the Preferred Shares are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under applicable securities Laws such Preferred Shares (and the Conversion Shares) may be resold without registration under the Securities Act only in certain limited circumstances.

Section 4.11Tax Matters. Each Investor has delivered to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-8 or Form W-9, as applicable, certifying that such Investor is not subject to backup withholding.

Article V
Additional Agreements

Section 5.01Public Announcements. The Company and the Investors agree that the initial public announcement by the parties or any of their Affiliates of the execution and delivery of this Agreement and the transactions contemplated hereby shall be in such form or forms as shall be mutually agreed by the Company and the Investors. Subject to each party’s disclosure obligations imposed by Law or the rules of any stock exchange upon which its securities are listed or any similar organization (in which case the party required to make the communication, release or announcement shall allow the other party reasonable time to comment thereon in advance of such release or public disclosure), neither the Company nor the Investors will make (a) any public news release or other public disclosure or (b) any other written widespread communication or general disclosure to any employees, suppliers, consultants, contractors or other persons with whom such party has material relationships, in each case with respect to the Transaction Documents or the transactions contemplated thereby, without receiving the others’ consent (which consent shall not be unreasonably withheld) to such communication or the communication plan with respect thereto. Notwithstanding the foregoing, the Investors and their respective Affiliates shall be entitled to communicate in the ordinary course and in a non-public manner with their respective investors and financing sources and the Related Investment Funds relating to the Transaction Documents and the transactions contemplated thereby, in each case subject to customary confidentiality obligations between the Investor and such other Persons.

Section 5.02Corporate Action. At any time that any Preferred Shares are outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all of the Preferred Shares (including PIK Dividends) then outstanding.

Section 5.03NASDAQ Listing of Shares. To the extent the Company has not done so before the date of this Agreement, the Company shall promptly apply to cause the Conversion Shares to be approved for listing on NASDAQ, subject to official notice of issuance.

Section 5.04Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Preferred Shares (a) to pay any costs, fees and expenses incurred by it in connection with the Transactions, including the reimbursement of the FP Investors’ expenses pursuant to Section 5.05 and (b) for working capital or other general corporate purposes.

Section 5.05Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses; provided that the Company shall, at the Closing, reimburse the FP Investors for their and their Affiliates’ reasonable and documented out-of-pocket third-party costs and expenses incurred in connection with the Transactions (including travel expenses and the fees and expenses of consultants, legal counsel, accountants and financial advisors in connection therewith); provided further, that the maximum amount of such costs and expenses to be reimbursed by the Company shall not exceed $400,000 in the aggregate.

Section 5.06Rights Agreement; Board Composition. At the Closing, the Company shall take all actions reasonably necessary to implement the provisions of Section 2.01 of the Series B

Investor Rights Agreement and to cause the Board (and each committee of the Board), effective as of the Closing, to be composed as set forth therein.

Section 5.07Tax Matters. The Company shall use reasonable best efforts to monitor the ownership of the stock of the Company by “5-percent shareholders” (as defined pursuant to Section 382(k)(7) of the Code) and shall notify the Investors to the extent the Company determines that the percentage of the stock of the Company owned by one or more “5-percent shareholders” has increased by more than 40 percentage points (taking into account the issuance of the Preferred Shares hereunder) over the lowest percentage of stock of the Company owned by such shareholders at any time during the applicable “testing period” (as defined pursuant to Section 382(i) of the Code).

Section 5.08Anti-takeover Laws. The Company shall ensure that the Transactions shall not have the effect of causing Section 203 of the DGCL any relevant corporate takeover statute or other similar statute or Laws to be applicable to the Transactions and, to the extent there is such a statute, to take all actions required to exempt the Transactions from such statutes or Laws.

Section 5.09Amendments to Corporate Documents. The Company and the Investors shall cooperate in good faith to identify and use commercially reasonable efforts to implement any mutually acceptable amendments to the delegations of authority of the Board, the Company’s corporate governance guidelines, the Bylaws and such other guidelines, policies, committee charters or similar documents of the Company and any other amendments reasonably necessary to effectuate and implement the rights of the Investor Parties (as defined in the Series B Investor Rights Agreement) set forth in the Series B Investor Rights Agreement.  The covenants set forth in this Section 5.08 shall survive the Closing.

Section 5.10Tax Treatment. Absent a change in law or IRS practice, or a contrary determination (as defined in Section 1313(a) of the Code), the Investors and the Company agree not to treat the Series B Preferred Stock as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income Tax and withholding Tax purposes, and shall not take any position inconsistent with such treatment.

Article VI
Conditions to Closing

Section 6.01Conditions to the Obligations of the Company and the Investors. The respective obligations of each of the Company and the Investors to effect the Transactions are subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Company and the Investors on or prior to the Closing Date of the following conditions:

(a)No Governmental Entity shall have issued any order, decree or ruling, no Action has been commenced seeking any order, decree or ruling and no Law shall be in effect, enjoining, restraining or otherwise prohibiting any of the Transactions;

(b)the Company shall have duly adopted and caused to be filed with the Secretary of State of the State of Delaware the Series B Certificate of Designations and any related filings, forms or applications;

(c)the Company shall have received the Credit Agreement Amendment, which shall be in full force and effect; and

(d)the Company shall have received a consent of the holders of Series A Preferred Stock to the consummation of the Transactions, including a waiver of any Fundamental Change (as defined in the Series A Certificate of Designation) resulting from the Transaction, which shall be in full force and effect.

Section 6.02Conditions to the Obligations of the Company. The obligations of the Company to effect the Transactions are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)all representations and warranties of the Investors set forth in this Agreement shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties) in all material respects at and as of the Closing Date, with the same force and effect as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on such earlier date);

(b)the Investors shall have performed in all material respects all of their obligations hereunder required to be performed by it at or before the Closing;

(c)the Investors shall have duly executed and delivered to the Company the Series B Investor Rights Agreement; and

(d)the Company shall have received a certificate, signed by a duly authorized officer of each of the Investors, certifying as to the matters set forth in Section 6.02(a) and Section 6.02(b).

Section 6.03Conditions to the Obligations of the Investor. The obligations of the Investors to effect the Transactions are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Investors on or before the Closing Date of the following conditions:

(a)(i) the representations and warranties of the Company set forth in Article III hereof (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) as of the Closing Date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall so be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 3.06 (Absence of Certain Changes) shall be true and correct in all respects at and as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 3.01(a) (Organization; Standing) (other than the first sentence thereof), Section 3.02(b) and Section 3.02(c) (Capitalization), Section 3.03(a) and Section 3.03(b) (Authority), Section 3.17 (Sale of Securities), Section 3.18 (No Broker), Section 3.19 (Listing and Maintenance Requirements) and Section 3.21 (No Rights Agreement) (together with the Sections referenced in clause (iv) below, the “Company Fundamental Representations”) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) in all material respects at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (iv) the representations and warranties of the Company set forth in the first sentence of Section 3.01(a) (Organization; Standing), Section 3.02(a) (Capitalization), Section 3.03(c) and Section 3.03(d) (Authority) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) in all but de minimis respects as of the Closing Date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall so be true and correct as of such earlier date);

(b)the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(c)the Company shall have (i) duly executed and delivered to the Investors the Series B Investor Rights Agreement and (ii) taken all actions necessary and appropriate to implement the provisions of Section 2.01 of the Series B Investor Rights Agreement and to cause the Board (and each committee of the Board), effective as of the Closing, to be composed as set forth therein;

(d)any shares of Common Stock issuable upon conversion of the Preferred Shares at the Conversion Price (as defined in the Series B Certificate of Designations) specified in the Series B Certificate of Designations shall have been approved for listing on NASDAQ, subject to official notice of issuance

(e)the Company shall have paid or reimbursed the FP Investors for amounts owed pursuant to Section 5.05 substantially concurrently with the Closing;

(f)each Investor shall have received from counsel to the Company an opinion substantially in the form mutually agreed among the parties hereto; and

(g)each Investor shall have received a certificate, signed by a duly authorized officer of the Company, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Article VII
Survival

Section 7.01Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. The representations and warranties made herein shall survive for twelve (12) months following the Closing Date and shall then expire; provided that the Company Fundamental Representations shall survive for thirty-six (36) months following the Closing Date and shall then expire; provided further that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement; and provided further that all representations and warranties contained in this Agreement shall survive until the resolution of a pending claim in the event a claim surrounding such representation or warranty has been brought before the expiry thereto pursuant to this provision. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

Section 7.02Limitation on Damages. Notwithstanding any other provision of this Agreement, except in the case of fraud or intentional and willful breach, no party shall have any liability to the other in excess of the Purchase Price, and no party shall be liable for any speculative, special or punitive damages with respect to this Agreement.

Section 7.03Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Company, and, subject only to the specific contractual provisions hereof, no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Article VIII
Miscellaneous

Section 8.01Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by facsimile (which is confirmed), or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by like notice):

(a)If to the Company:

Connecture, Inc.

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045
Attention: Chief Financial Officer

Facsimile: (262) 432-0075

with a copy to (which copy alone shall not constitute notice):

DLA Piper LLP (US)

401 Congress Ave. Suite 2500

Austin, TX 78701

Attention: Samer Zabaneh

Facsimile: (512) 457-7001

(b)If to the FP Investors:

c/o Francisco Partners Management, L.P.

One Letterman Drive, Building C – Suite 410

San Francisco, CA 94129

Attention: Ezra Perlman, Leonid Rozkin, and Tom Ludwig

Facsimile: (415) 418-2999

with a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Attention: Adam D. Phillips, Esq.

Ross M. Leff, Esq.

Facsimile: (650) 859-7500

If to Chrysalis:

Chrysalis Ventures

101 South Fifth Street, Suite 1650

Louisville, KY 40202

Attention:Jeremy Burtel
Facsimile:(502) 583-7648

Section 8.02Amendments, Waivers, etc. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the party against whom such amendment or waiver shall be enforced. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance.

Section 8.03Counterparts and Facsimile. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

Section 8.04Further Assurances. Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to consummate or implement the Transactions.

Section 8.05Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

(b)The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(c)Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Action or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.01 shall be effective service of process for any such Action or proceeding.

(d)EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05(D).

Section 8.06Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if.” The words “made available to the Investor” and words of similar import refer to documents delivered in person or electronically to the Investor prior to the date hereof. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.07Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 8.08No Third-Party Beneficiaries. Except as provided in Section 7.03, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and such permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, whether as third party beneficiary or otherwise.

Section 8.09Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that the Investors may assign their respective rights under this Agreement and the Related Documents, in whole or in part, to any of their respective Affiliates without the prior written consent of the Company; provided that such Investor will remain liable for all of its obligations under this Agreement.

Section 8.10Acknowledgment of Securities Laws. Each Investor hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company or its securities, that the United States securities Laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 8.11Entire Agreement. This Agreement (including the Exhibits hereto and the Company Disclosure Letter), together with the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement as of the day and year first above written.

CONNECTURE, INC.

By:	/s/ Vincent E. Estrada
Name: Vincent E. Estrada
Title: Chief Financial Officer

[Signature page to Investment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement as of the day and year first above written.

FP INVESTORS: FRANCISCO PARTNERS IV, L.P. By: FRANCISCO PARTNERS GP iV, L.P. its General Partner By: FRANCISCO PARTNERS GP iV management limited its General Partner

By:	/s/ Ezra Perlman
Name: Ezra Perlman
Title: Co-President

FRANCISCO PARTNERS IV-A, L.P. By: FRANCISCO PARTNERS GP iV, L.P. its General Partner By: FRANCISCO PARTNERS GP iV management limited its General Partner

By:	/s/ Ezra Perlman
Name: Ezra Perlman
Title: Co-President

[Signature page to Investment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement as of the day and year first above written.

Chrysalis Ventures II, L.P. By: CHRYSALIS PARTNERS II, LLC, its general partner

By	/s/ David A. Jones, Jr.
Name: David A. Jones, Jr.
Title: Member

[Signature page to Investment Agreement]

EXHIBIT A

FORM OF SERIES B CERTIFICATE OF DESIGNATIONS

EXHIBIT B

FORM OF SERIES B INVESTOR RIGHTS AGREEMENT